Exhibit 2.3

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this Agreement) is entered into as of February 11, 2011, by and among Glycosan BioSystems, Inc. a Delaware corporation (Glycosan); OrthoCyte Corporation, a California corporation (OrthoCyte); and BioTime, Inc., a California corporation (BioTime).  Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in Section 6.14 of this Agreement.

WHEREAS, OrthoCyte is a wholly-owned subsidiary of BioTime; and

WHEREAS, Glycosan, OrthoCyte and BioTime each desire that Glycosan merge with and into OrthoCyte (the Merger), subject to and in accordance with the terms and conditions of this Agreement; and

WHEREAS, as a result of the Merger, the Glycosan Stockholders will receive common shares, no par value, of BioTime (the BioTime Shares), and BioTime common share purchase warrants (Warrants), in exchange for all of their shares of Glycosan stock;

IN CONSIDERATION of the representations, warranties, conditions and covenants contained in this Agreement, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged by the Parties, the Parties agree as follows:

ARTICLE 1
THE MERGER

1.1           Merger of Glycosan with and into OrthoCyte.  Glycosan shall merge with and into OrthoCyte, pursuant to the provisions of §252 of the Delaware Law, §1108 of the California Code, and Section 368(a)(2)(D) of the Internal Revenue Code, and the terms and conditions of this Agreement (the Merger).

(a)           The constituent corporations in the Merger are OrthoCyte and Glycosan.  OrthoCyte shall be the surviving corporation of the Merger and will continue to be a California corporation upon consummation of the Merger.

(b)           The Merger shall become effective the later of the date on which a copy of this Agreement accompanied by an officer’s certificate of each of OrthoCyte and Glycosan, executed in accordance with §173 of the California Code and containing the information required by §1103 of the California Code (the California Merger Certificate), is filed in the office of the Secretary of State of California as provided in §1103 of the California Code, or the date on which a certificate of merger, executed in accordance with §103 of the Delaware Law and containing the information required by §252 of the Delaware Law (the Delaware Merger Certificate), is filed with the Secretary of State of Delaware under §252 of the Delaware Law.  The date upon which the Merger becomes effective is referred to in this Agreement as the Effective Date.  The California Merger Certificate shall be substantially in the form attached as Exhibit A and the Delaware Merger Certificate shall be substantially in the form attached as Exhibit B.  The California Merger Certificate and the Delaware Merger Certificate shall be filed in the offices of the Secretary of State of California and the Secretary of State of Delaware, respectively, by OrthoCyte as the surviving corporation in the Merger.  It is the intention of the Parties that the Effective Date be the same as the Closing Date (as defined below), and the California Merger Certificate and the Delaware Merger Certificate may be delivered to the offices of the Secretary of State of California and the Secretary of State of Delaware, respectively, prior to the Closing Date with a request that such certificates be filed or effective on the Closing Date.

(c)           Upon the Effective Date, the separate existence of Glycosan shall cease and OrthoCyte, as the surviving corporation in the Merger, shall succeed, without other transfer, to all the rights and properties of Glycosan and shall be subject to all the debts and liabilities of Glycosan in the same manner as if the surviving corporation had itself incurred them.  All rights of creditors and all liens upon the property of each constituent entity shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Merger.

(d)           As the surviving corporation in the Merger, OrthoCyte will carry on business with the assets of Glycosan, as well as with the assets of OrthoCyte, after the Merger.

(e)           Upon the Effective Date, all Glycosan Shares issued and outstanding, other than Dissenting Shares (as defined in Section 1.7(a)), if any, shall be deemed cancelled and converted into the right to receive BioTime Shares (or cash in lieu of a fractional BioTime share) and Warrants in the amounts as provided in Section 1.4.  Dissenting Shares, if any, shall entitle a Dissenting Shareholder (as defined in Section 1.7(a)) only the right to receive the fair value, with interest if any, of the Dissenting Shares determined as provided in §262 of the Delaware Law, unless the Dissenting Shareholder shall deliver to OrthoCyte as the surviving corporation a written withdrawal of such Dissenting Shareholder’s demand for an appraisal and an acceptance of the Merger Consideration, as provided in §262 of the Delaware Law.

(f)           Following the Merger, the present Board of Directors of OrthoCyte shall serve as the Board of Directors of the surviving corporation until the next annual meeting of shareholders or until such time as their successors have been elected and qualified.  If a vacancy shall exist on the Board of Directors of the surviving corporation on the Effective Date, such vacancy may be filled by the Board of Directors of OrthoCyte as provided in its Bylaws.

1.2           Articles of Incorporation.  The Articles of Incorporation of OrthoCyte, as in effect immediately prior to the Effective Date, shall be the Articles of Incorporation of the surviving corporation until altered, amended, or repealed as provided therein or as provided by law.

1.3           Bylaws.  The Bylaws of OrthoCyte existing on the Effective Date shall continue in full force as the Bylaws of the surviving corporation until altered, amended, or repealed as provided in such Bylaws or by law.

1.4           Merger Consideration.

(a)           Upon the consummation of the Merger, the outstanding shares of Glycosan capital stock, other than Dissenting Shares (as defined below), if any, shall automatically and by operation of the Merger be converted into BioTime Shares and Warrants as follows (the Merger Consideration):

(b)           The total number of BioTime Shares to be issued to Glycosan Stockholders as part of the Merger Consideration, prior to deduction on account of any Dissenting Shares, shall be determined by dividing $2,600,000 by the average  closing price of BioTime Shares as reported on the NYSE Amex for the ten (10) trading days immediately preceding the date of this Agreement.  The total number of Warrants to be issued to Glycosan Stockholders as part of the Merger Consideration, prior to deduction on account of any Dissenting Shares, shall have an aggregate value of $1,000,000, determined as of the date that this Agreement is signed, in accordance with the Black-Sholes formula, applying the Warrant exercise price and expiration date, and the other formula factors that BioTime appropriately uses in the valuation of other stock purchase options and warrants for financial reporting purposes. Accordingly, the number of BioTime Shares to be issued to Glycosan Stockholders, collectively, as part of the Merger Consideration, prior to deduction on account of any Dissenting Shares, shall be 332,906 BioTime Shares; and the number of Warrants to be issued to Glycosan preferred and common shareholders, collectively, as the remainder of the Merger Consideration, prior to deduction on account of any Dissenting Shares, shall be 206,612 Warrants.  The Merger Consideration, consisting of BioTime Shares and Warrants, is sometimes referred to herein in terms of units, where a single “Unit” shall mean and is comprised of 1.61 BioTime Shares and one Warrant.

(i)          Each Unit shall have a value (the Unit Value) equal to $17.41 determined as the sum of (i) value of the BioTime Share(s) (or fraction thereof) included therein and (ii) the value of the Warrant(s) (or fraction thereof) included therein, all as determined on the basis of the number of BioTime Shares to be issued in the Merger (prior to deduction on account of any Dissenting Shares) at an aggregate value of $2,600,000 as described above, and the number of Warrants to be issued in the Merger (prior to deduction on account of any Dissenting Shares) at an aggregate value of $1,000,000, as described above.

(ii)        Each outstanding share of a Glycosan Series A Preferred Stock, $0.01 par value per share (Glycosan Series A Preferred Stock), Glycosan Series B Preferred Stock, $0.01 par value per share (Glycosan Series B Preferred Stock), and Glycosan Series C Preferred Stock, $0.01 par value per share (Glycosan Series C Preferred Stock, and together with the Glycosan Series A Preferred Stock and the Glycosan Series B Preferred Stock, the Glycosan Series Preferred Stock), shall be converted into the right to receive that number of Units determined by dividing the respective liquidation preferences per issued and outstanding share of Glycosan Series Preferred Stock ($5.50 per share in the case of the Glycosan Series A Preferred Stock, $6.50 per share in the case of the Glycosan Series B Preferred Stock, and $7.25 per share in the case of the Glycosan Series C Preferred Stock) by the Unit Value; whereupon each such share of Glycosan Series Preferred Stock will convert into shares of Glycosan common stock in accordance with the terms applicable thereto.  Each share of Glycosan common stock outstanding following conversion of the Glycosan Series Preferred Stock as aforesaid shall be converted in the Merger, prior to deduction on account of any Dissenting Shares, into that number of Units determined by dividing (i) the difference between (x) the total number of Units to be issued in the Merger and (y) the number of Units initially issued in respect of the aggregate liquidation preference (the Aggregate Glycosan Series Preferred Stock Liquidation Preference) applicable to all outstanding shares of Glycosan Series Preferred Stock by (ii) the total number of shares of Glycosan common stock issued and outstanding (or deemed issued and outstanding) after payment of the Aggregate Glycosan Series Preferred Stock Liquidation Preference in full and conversion of the Glycosan Series Preferred Stock into common stock in accordance with the terms applicable to such Glycosan Series Preferred Stock.  Based on the forgoing, and assuming that no additional shares of Glycosan Stock are issued (other than certain shares of common stock that will be issued in connection with the assignment of a License (as defined in this Agreement)) and no shares of Glycosan Stock are redeemed or reacquired by Glycosan, upon the consummation of the Merger, the outstanding shares of Glycosan Stock, other than Dissenting Shares, shall be converted into BioTime Shares and Warrants as follows:  (i) each share of Glycosan Series A Preferred Stock shall be converted into 0.5086138 BioTime Shares and 0.3159101 Warrants in satisfaction of the liquidation preference of that series, (ii) each share of Glycosan Series B Preferred Stock shall be converted into 0.6010912 BioTime Shares and .3733486 Warrants in satisfaction of the liquidation preference of that series, (iii) each share of Glycosan Series C Preferred Stock shall be converted into 0.6704473 BioTime Shares and 0.4164269 Warrants in satisfaction of the liquidation preference of that series, and (iv) each share of Glycosan common stock, including Glycosan Series Preferred Stock converted into common stock, shall be converted into 0.23023 BioTime Shares and 0.143 Warrants.

(iii)       Notwithstanding the foregoing, that number of Units (and correspondingly the BioTime Shares and Warrants included therein) comprising Escrow Units within the context of Section 1.9 below shall be issued or issuable in the Merger in the name of the Representative for the benefit of the Glycosan Stockholders holders as their interests may appear and subject to the terms of this Agreement and the Escrow Agreement (as defined below), including the terms hereof appointing and empowering (and limiting the liability) of the Representative, and all rights of the Glycosan Stockholders in respect thereof shall be and are therefore expressly limited accordingly.  The actual number of BioTime Shares and Warrants initially issued as Merger Consideration will be reduced correspondingly to account for each Dissenting Share in accordance with the per Glycosan share values set forth in Section 1.4 (a) above, and in lieu thereof BioTime will make payment in satisfaction of the rights of the holders of such Dissenting Shares, as, when and if required by the law applicable to Dissenting Shares.

(c)           No fractional BioTime Shares or fractional Warrants (or Warrants to purchase fractional BioTime Shares) shall be issued in the Merger.  In determining the number of BioTime Shares and Warrants to be issued to a Glycosan Stockholder in the Merger, any fractional BioTime Shares or fractional BioTime Warrants that would otherwise be issuable with respect to the Glycosan Shares of all classes and series registered in the name of that Glycosan Stockholder (and, accordingly, the number of Units) shall be aggregated into the greatest number of whole BioTime Shares and whole Warrants as is feasible in each case.  In lieu of issuing any fractional BioTime Share remaining after the aforesaid aggregation of fractions, BioTime shall pay the Glycosan Stockholder cash in an amount determined by multiplying the remaining aggregate fraction by the average closing price of a BioTime Share as reported on the NYSE Amex for the ten (10) trading days immediately preceding the Closing Date.  In lieu of issuing any fractional Warrant (or Warrant to purchase a fractional BioTime Share) remaining after the aforesaid aggregation of fractions, BioTime shall round the remaining aggregate fraction up to the next whole Warrant if the fraction is 0.5 or greater, or down to the next whole Warrant if the fraction is less than 0.5.

(d)           As soon as reasonably practicable after the Effective Date, BioTime will mail to each Glycosan Stockholder, whose shares of Glycosan common stock or Glycosan Series Preferred Stock were converted into the right to receive BioTime Shares and Warrants, a letter of transmittal and instructions for use in delivering Glycosan common stock and Glycosan Series Preferred Stock certificates in exchange for certificates representing the BioTime Shares and Warrants into which the Glycosan Stockholder’s common stock or Glycosan Series Preferred Stock was converted in the Merger and cash for in lieu of fraction BioTime Shares, less the Glycosan Stockholder’s pro rata share of the BioTime Shares and Warrants held in the Escrow.  Glycosan stock certificates surrendered for exchange into BioTime Shares and Warrants shall be cancelled.

1.5           Warrants.  Each Warrant shall entitle the registered holder thereof to purchase one BioTime Share (each a Warrant Share), at an exercise price of $10.00, subject to adjustment as provided in the Warrant Agreement governing the Warrants attached as Exhibit C (the Warrant Agreement).  The Warrants shall expire on May 3, 2014 and shall be issued on the terms and conditions provided in the Warrant Agreement.

1.6           Glycosan Stock Options.  Any Glycosan employee or other stock option holder who exercises any stock options under a Glycosan stock option plan on or before the Effective Date shall receive BioTime Shares and Warrants upon consummation of the Merger.  The number of BioTime Shares and Warrants received shall be calculated using the conversion formula provided in Section 1.4.  Except as expressly provided in Schedule 1.6, neither OrthoCyte nor BioTime will assume any of Glycosan’s obligations under any stock option plan or stock option agreements.  Except for any Glycosan option converted into a BioTime option as contemplated by Schedule 1.6, any stock options not exercised on or before the Effective Date shall be deemed to have expired or terminated on the Effective Date.

1.7           Meeting of Glycosan Stockholders.  Glycosan shall duly notice and hold a meeting of its stockholders (the Meeting), in accordance with its bylaws and the Delaware Law, at which meeting the Glycosan Stockholders legally entitled to vote on the Merger shall be asked to vote to approve this Agreement and the Merger contemplated hereby.  Such notice shall be given not less than twenty (20) days prior to the Meeting. In lieu of the calling of such meeting, Glycosan may obtain the requisite vote of its shareholders to approve this Agreement and the Merger by written consent or through the exercise by Glycosan or a percentage of its stockholders of the rights afforded to them under the Glycosan Stockholders Agreement (as defined below).

(a)           Not less than twenty (20) days prior to the Meeting (or if a consent is solicited in lieu of such Meeting, at the time of and in connection with the solicitation of such consent), Glycosan shall notify each of Glycosan Stockholders who was such on the record date for notice of the Meeting that appraisal rights are or may be available for their Glycosan Shares under §262 of the Delaware Law, and Glycosan shall include in such notice (or with such consent solicitation) a copy of §262 of the Delaware Law.  Glycosan shall also identify any applicable provisions of the Glycosan Stockholders Agreement which may provide for or have the effect of waiving of all or certain such appraisal rights.  Each Glycosan Stockholder having and electing to demand the appraisal of such Glycosan Stockholder’s shares under §262 of the Delaware Law shall deliver to Glycosan, before the taking of the vote on the Merger, a written demand for appraisal of such Glycosan Stockholder’s Glycosan Shares, which demand shall reasonably inform Glycosan of the identity of the Glycosan Stockholder and that the Glycosan Stockholder intends thereby to demand the appraisal of such Glycosan Stockholder’s shares.  Any Glycosan Stockholder who timely delivers to Glycosan such a demand and who has not voted in favor of or consented to the Merger, and who Glycosan and BioTime have mutually agreed have not otherwise waived such appraisal rights, shall be deemed a Dissenting Shareholder and the Dissenting Shareholder’s Glycosan Shares entitled to appraisal rights under §262 of the Delaware Law shall be deemed Dissenting Shares.  Notwithstanding the forgoing, Glycosan may assert in response to a demand by a Glycosan Stockholder for appraisal rights that such Glycosan Stockholder has waived such appraisal rights and nothing herein shall be construed as a waiver by Glycosan of the prior waiver by any Glycosan Stockholder of its appraisal rights generally or in connection with the Merger.

(b)           Not less than twenty (20) days prior to the Meeting or concurrently with the solicitation of consents as aforesaid, Glycosan shall submit to each of the Glycosan Stockholders (i) the BioTime Disclosure Documents provided to Glycosan by BioTime, (ii) the Glycosan Disclosure Documents,  (iii) a Shareholder Questionnaire in substantially the form attached as Exhibit G hereto in order to solicit information from such Glycosan Stockholders as to their status as “accredited investors” (as such term is defined under the rules promulgated under the Securities Act), and (iv), if required by the Escrow Agent (as defined below) a stock transfer power, a warrant transfer power, and a power of attorney appointing Fenner R. Weller as the Representative of the Glycosan Stockholders under the Escrow Agreement (as defined below), to be signed by the Glycosan Stockholders and delivered by Glycosan to the Escrow Agent under the Escrow Agreement.  Glycosan shall promptly provide OrthoCyte and BioTime with copies upon receipt of each completed Shareholder Questionnaire.  If BioTime’s Annual Report on Form 10-K for the year ended December 31, 2010 (the 2010 10-K) is not included in the BioTime Disclosure Documents provided to Glycosan by BioTime by the date on which Glycosan sends the items described in clauses (i) through (iv) to the Glycosan Stockholders, then promptly after receipt of the 2010 10-K from BioTime, Glycosan shall send a copy of the 2010 10-K to each Glycosan Stockholder.

1.8           Closing; Closing Date.  The consummation of the Merger (the Closing) shall take place at the offices of Thompson, Welch, Soroko & Gilbert, LLP, 201 Tamal Vista Blvd., Corte Madera, California,  on such date which is as soon as practical and in any event not more than two Business Days after the satisfaction or waiver of all of the conditions and the taking of all other actions (other than those which by their terms are to be taken or satisfied at the Closing) set forth in Article 5 hereof, or on such other time and date, or at such other place, as Glycosan and OrthoCyte may agree.  The date on which the Closing occurs is referred to herein as the “Closing Date”.  The parties contemplate that the Closing will take place on March 18, 2011.

1.9           Escrow.  Subject to adjustment under Section 1.11, ninety percent (90%) of the Units issuable to the Glycosan Stockholders (other than holders of Dissenting Shares) shall be delivered to the Glycosan Stockholders as partial payment of the Merger Consideration, and ten percent (10%) of the Units issuable in the Merger shall be issued and held in escrow (the Escrow Units) by Wells Fargo Bank, National Association (Escrow Agent) until the later of (i) the expiration of 180 days following the Closing Date (the Escrow Termination Date); and (ii) the date on which all claims under Section 1.11 in respect of which a claim notice has been issued before the Escrow Termination Date (the Escrow Claim) has been resolved.  An Escrow Claim shall not be deemed to have been resolved until (a) Glycosan and OrthoCyte have notified the Escrow Agent in writing that the Escrow Claim has been resolved, or (b) the Escrow Claim has been resolved by a final court judgment or arbitration award.  On or before the Closing Date, OrthoCyte and Glycosan, and Fenner R. Weller as Representative of the Glycosan Stockholders, shall enter into an escrow agreement with Escrow Agent, in substantially the form attached as Exhibit D (the Escrow Agreement).  OrthoCyte and Glycosan agree that the Escrow Agreement shall provide for the delivery of Escrow Shares out of escrow in the manner provided in this Section and in Section 1.11 of this Agreement.  The Escrow Agreement shall contain a provision under which OrthoCyte and Glycosan agree that, where a resolution of any dispute between the Parties results in an award or judgment from arbitration or any other legal proceeding in accordance with the provisions of Section 1.11, the Escrow Agent shall release the Escrow Units pursuant to, and following the receipt of, distribution instructions that are consistent with the award or judgment, delivered to the Escrow Agent by the prevailing Party or Parties.  The number of Units to be placed in escrow pursuant to this Section 1.9 and the Escrow Agreement will initially be withheld (and subsequently dispersed to the extent provided or allowed under the terms hereof and the Escrow Agreement) from the payment to be made to the Glycosan Stockholders pro rata in accordance with their respective individual interests in the Merger Consideration.  All costs and expenses incurred for the Escrow Agent or otherwise in connection with the Escrow shall be borne by BioTime and OrthoCyte.

1.10         Indemnification by Glycosan.  It is expressly understood and agreed by and among OrthoCyte, BioTime, and Glycosan that the Merger Consideration to be paid in the Merger to the Glycosan Stockholders was determined based on the reliance by BioTime and OrthoCyte upon the Article 2 Warranties.  Subject to this Section 1.10 and Section 1.11 and Section 1.12, from and after the Closing, the Glycosan Stockholders, severally but not jointly, shall be deemed to have agreed to indemnify, defend, and hold harmless OrthoCyte and BioTime from and against any liability, damage, loss, cost, or expense, including reasonable attorneys' fees and expenses (Losses) which OrthoCyte or BioTime may sustain as a result of a breach or breaches of the Article 2 Warranties.

1.11         Setoffs.  To the extent that OrthoCyte or BioTime incurs any Loss as a result of any breach of any of the Article 2 Warranties, the Merger Consideration shall, as the sole and exclusive remedy of BioTime and OrthoCyte, be deemed reduced by the amount of such Loss, and such reduction shall be applied to the Escrow Units, by return of such number of Escrow Units by Escrow Agent to BioTime, as may be computed in accordance with this Section 1.11.  The number of the Escrow Units to be returned to BioTime from the escrow with respect to any Loss shall be the amount of the Loss divided by the then applicable value of each Unit (the Escrow Unit Value).  The Escrow Unit Value shall be the sum of (x) the value of each BioTime Share, or fraction thereof, included in a Unit and (y) the value of each Warrant, or fraction thereof, included in each Unit, where the value of each BioTime Share is determined by multiplying the number of BioTime Shares, or fraction thereof, included in each Unit by the  average closing price of the BioTime Shares on the NYSE Amex (or on such other exchange or over the counter market on which the BioTime Shares may trade if they are then no longer traded on the NYSE Amex) during the five trading days prior to the date of the written request signed by each of the Parties for release of such Escrow Shares from escrow, and where the value of each Warrant, or fraction thereof, is determined in the same manner as the value of the Warrants was initially determined in accordance with Section 1.4(b) above, except that the then current values will be applied to the following variables:  date and stock value.  The Escrow Agent shall deliver the Escrow Shares to BioTime on account of any Loss within 10 days after receipt of a written request for delivery signed by each of the Parties stating the amount of the Loss and the number of Escrow Shares.

1.12         Limitations.  Notwithstanding anything herein to the contrary, the aggregate deemed liability of the Glycosan Stockholders from and after the Closing Date shall not exceed the value of, and shall be recourse only to, the Escrow Units (the Limit), except in respect of a claim for damages on account of or arising from a claim alleging an intent to defraud or a willful or intentional misrepresentation or omission of a material fact in connection with this Agreement, in which case the deemed liability of the Glycosan Stockholders may exceed the Limit but shall still in no event be recourse otherwise than to the Merger Consideration on a several, and not joint, basis.  No indemnification shall be available to BioTime or OrthoCyte until the aggregate Loss for which such indemnification is to be made exceeds $10,000, at which time BioTime and OrthoCyte shall have the right to collect the amount of the Loss incurred, up to the Limit.

1.13         Registration of BioTime Shares and Warrants.  On the Closing Date, BioTime shall enter into a Registration Rights Agreement, in the form attached as Exhibit E (the Registration Rights Agreement), for the benefit of each Glycosan Stockholder who acquires BioTime Shares and Warrants in the Merger, pursuant to which BioTime shall agree to prepare and file with the United States Securities and Exchange Commission a registration statement registering the BioTime Shares, Warrants, and Warrant Shares for sale under the Securities Act of 1933, as amended (the Securities Act), in accordance with the terms and conditions of the Registration Rights Agreement.  All costs and expenses incurred for the preparation, filing and/or registration of the BioTime Shares, Warrants and Warrant Shares with respect to this Agreement and to the transactions contemplated by this Agreement shall be borne by BioTime as provided in the Registration Rights Agreement.

1.14         Indemnification by BioTime and OrthoCyte.  It is expressly understood and agreed by and among OrthoCyte, BioTime, and Glycosan that the Merger Consideration to be paid in the Merger to the Glycosan Stockholders was determined based on the reliance by Glycosan upon the Article 3 Warranties.  From and after the Closing, BioTime and OrthoCyte, jointly and severally, shall be deemed to have agreed to indemnify, defend, and hold harmless Glycosan and the Glycosan Stockholders from and against any liability, damage, loss, cost, or expense, including reasonable attorneys’ fees and expenses which they or any of them may sustain as a result of a breach or breaches of the Article 3 Warranties.

1.15         Appointment of Representative.  The approval of this Agreement by the Glycosan Stockholders shall constitute the following actions binding upon the Glycosan Stockholders:

(a)           the irrevocable authorization, direction and appointment of Fenner R Weller as stockholder representative, and not personally (the “Representative”), as the sole and exclusive agent, attorney-in-fact and representative of each Glycosan Stockholder and their respective heirs, representatives and successors in respect of the Escrow Agreement and the Escrow Units;

(b)           the approval and authorization for all of the arrangements relating thereto, including: (i) the execution, delivery and performance of the Escrow Agreement by the Representative, (ii) the receipt and distribution of the Escrow Units pursuant to the terms hereof and of the Escrow Agreement; (iii) the making any and all determinations which may be required or permitted to be taken by the Representative or the Glycosan Stockholders; and (iv) the exercise of such rights, power and authority as are incidental to the foregoing; and

(c)           the initial Representative shall indicate in writing his acceptance of such appointment, effective upon approval by the Glycosan Stockholders of the Merger, and his agreement to then be bound by the terms of this Agreement as they relate to the Representative and the duties and responsibilities thereof, by executing this Agreement for such limited purpose in the space provided on the signature pages hereof.Any actions, exercises of rights, power or authority and any decisions or determinations made by the Representative within the scope of his appointment pursuant to this Agreement, shall be absolutely and irrevocably binding on each Glycosan Stockholder as if each such Person personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Person’s individual capacity, but in any event only to the extent of the rights of each such Glycosan Stockholder in its capacity as a Glycosan Stockholder holding Glycosan or rights in and to the receipt or payment of the Merger Consideration pursuant hereto.

(d)           The Representative shall not incur any liability with respect to any action taken or suffered by him in reliance upon any note, direction, instruction, consent, statement or other document believed by the Representative to be genuinely and duly authorized, nor for other action or inaction as the Representative, excepting only the willful misconduct or gross negligence of the Representative.  If and in the event that the immediately preceding sentence shall not be given effect for any reason, the Representative shall be indemnified and held harmless by the Glycosan Stockholders to the extent of their respective pro rata interests in the Escrow Units (subject in any event to the claims of BioTime), against and from any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) incurred or suffered by the Representative in connection with or in furtherance of his performance as such hereunder, except to the extent resulting from, relating to or in respect of any actions constituting only the willful misconduct or gross negligence of the Representative.  The Representative shall have recourse to the Escrow Units in each case to the extent of the Glycosan Stockholders interest therein, to satisfy any claims or obligations in respect of indemnity as herein above provided, and the Glycosan Stockholders shall upon the approval hereof be deemed to have assented thereto.

(e)           In the event of the death, physical or mental incapacity or resignation of the Representative, a successor Representative shall be elected by a majority vote of the Glycosan Stockholders who have any then-existing indemnity obligations or payment rights (whether contingent or absolute) hereunder, with each such holder (or his successor or assign) to be given a vote equal to the number of common equivalent shares of Glycosan held by such holder immediately prior to the Effective Time pursuant to a procedure to be mutually agreed upon among such holders.  Pending the election of a successor Representative, such holder holding the largest number of common equivalent shares of Glycosan prior to the Effective Time shall have the right to act as the interim Representative (or if he declines, the next largest and successively thereafter).  Each interim and successor Representative shall have all the power, authority, rights and privileges conferred by this Agreement upon the initial Representative, and the term “Representative” as used herein shall be deemed to include any interim or successor Representative.  Any successor Representative shall indicate in writing his acceptance of such appointment and his agreement to be bound by the terms of this Agreement and the Escrow Agreement

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF GLYCOSAN

Glycosan makes the Article 2 Warranties for the benefit and reliance of OrthoCyte and BioTime.  The Article 2 Warranties shall be true and correct in all material respects on the date of this Agreement, and are qualified accordingly.  Except in furtherance of the consummation of the Merger, Glycosan will not take any action, or omit or fail to take any act, in any manner within its control, that would cause any of the Article 2 Warranties to be untrue in any material respect as of the Closing Date.  Glycosan represents and warrants as follows:

2.1           Organization.  Glycosan is a company duly incorporated, validly existing , and in good standing under the laws of the state of Delaware, and is duly qualified to do business as a foreign corporation in the State of Utah and in each other state in which the failure to qualify could result in a penalty or fine.  Glycosan has all requisite corporate power and authority to own its property and assets and carry on its business as now being conducted.  Glycosan has lawfully carried on its business in the ordinary course of business so as to maintain the same as a going concern, and since December 31, 2010, there has been no material change in its business.

2.2           Authority; Enforceability.  Glycosan has the corporate power and authority to execute and deliver, and to perform all of its obligations under, this Agreement.  The execution and delivery of this Agreement, and the performance by Glycosan of its obligations under this Agreement, have been duly authorized by all necessary action on the part of Glycosan’s Board of Directors.  This Agreement is the valid and binding agreement of Glycosan, enforceable in accordance with its terms, except to the extent limited by any bankruptcy, insolvency, or similar law affecting the rights of creditors generally; provided that the consummation of the Merger is subject approval of this Agreement by the Glycosan Stockholders of Glycosan.

2.3           Capitalization.

(a)           Glycosan has the following number of authorized, issued and outstanding shares of capital stock:  1,250,000 authorized shares of Common Stock, of which 283,333 shares of Common Stock are issued and outstanding as of the date hereof; and 1,000,000 authorized shares of Preferred Stock, of which 100,000 shares are classified and designated as Series A Preferred Stock, of which 99,549 shares are issued and outstanding as of the date hereof, 130,000 shares are classified and designated as Series B Preferred Stock, of which 128,004 shares are issued and outstanding as of the date hereof, and 140,000 shares are classified and designated as Series C Preferred Stock, of which 93,707 shares are issued and outstanding as of the date hereof.  There are no shares or other ownership interests of Glycosan of any other class or series issued.  All of the issued and outstanding shares of Glycosan capital stock have been legally and validly issued and fully paid and non-assessable.  All of the outstanding shares of Glycosan capital stock are owned beneficially and of record as of the date hereof as set forth in Schedule 2.3(a).

(b)           Except as identified on Schedule 2.3(b), there are no outstanding subscriptions, options, warrants, rights, calls, convertible securities, or other agreements entitling any person or entity to purchase or otherwise acquire any shares of Glycosan capital stock from Glycosan.  All shares of Glycosan capital stock have been issued and sold by Glycosan in compliance with all applicable laws and regulations, including but not limited to the Securities Act and applicable state securities or “blue sky” laws.

2.4           Subsidiaries.  Glycosan has no subsidiaries.

2.5           No Conflict.  The execution and delivery of this Agreement, and assuming full satisfaction, without waiver, of the condition to Closing set forth in Section 4.3(b), consummation of the transactions contemplated by this Agreement, do not and will not: (a) conflict with or result in a breach of any condition or provision, or constitute a default under or pursuant to the terms of any License listed on Schedule 2.13(a) or Material Contract listed on Schedule 2.18(a); or (b) result in the creation or imposition of any lien, charge, or encumbrance upon any of the assets or properties of Glycosan; (c) conflict with or result in a breach of any condition or provision, or constitute a default under or pursuant to the terms of the certificate of incorporation or bylaws of Glycosan, or (d) violate any provisions of any federal or state rule, regulation, statute, or law applicable to Glycosan with respect to the Merger, or the terms of any order, writ, or decree of any federal or state court or judicial or regulatory authority or body by which Glycosan is bound.

2.6           No Liens.  Except as set forth on Schedule 2.6 hereof, Glycosan has good and marketable title to its assets (real and personal, tangible and intangible), free and clear of all mortgage, pledge, lien, security interest, conditional sales agreement, lease, indenture, encumbrance, levy, and attachments of third parties or charge of any nature (collectively, Liens).

2.7           Condition of Assets.  All plant, machinery, equipment, and vehicles owned or used by Glycosan are in good repair and condition having regard to their age and use, have been regularly and adequately maintained, and are in working order, and the plant, machinery, equipment, and vehicles owned or used by each of Glycosan, which are required to be inspected and certified by an accredited body, have been so inspected and certified. Glycosan’s computer hardware and software has been adequately and appropriately maintained and supported.

2.8           Patents.  Schedule 2.8(a) shows the following information as to each patent; (a) the title; (b) the countries in which each patent owned by Glycosan was granted or applied for, whether by individual country or through the Patent Cooperation Treaty (PCT); (c) corresponding application/grant number; (d) priority date, for each such patent or Patent Application; and (e) the applicant or registered proprietor of the patent or Patent Application.  For purposes of this Agreement, Patent Application includes all applications, amendments to applications, continuations, divisionals, and continuations in part.  Except as disclosed in Schedule 2.8(b) none of the patents or Patent Applications listed in Schedule 2.8(a) is currently involved in any interference, inventorship dispute, reissue, reexamination, opposition proceeding, or cancellation proceeding, and Glycosan has not received any written notice regarding any such proceeding, and there is no threatened proceeding of this nature.  Except as disclosed in Schedule 2.8(c), Glycosan has not entered into any contract or agreement granting any person or entity the right to control the prosecution of any of the patents or Patent Applications.  Except as disclosed in Schedule 2.8(d), Glycosan has not opposed any patents filed or owned by any third party.

2.9           Trademarks.  Schedule 2.9 lists the following information with respect to any and all trade marks that have been filed, registered, or used by Glycosan: (a) the trade mark; (b) the name of the registrar; and (c) if filed or registered, the date filed or registered.

2.10         Internet Domain Names.  Schedule 2.10 shows the following information with respect to all internet domain names that have been filed, registered, or used by Glycosan: (a) the domain name; (b) the name of the registrar; (c) the date filed/registered; and (d) if not in the English language, the specific language.

2.11         Publications.  Schedule 2.11 shows a list of publications which acknowledge Glycosan.

2.12         Ownership of Intellectual Property.  As used in this Agreement, “Intellectual Property” includes all patents, know-how, methods, formulae, trade secrets, compositions of matter, proprietary information, designs, copyrights, and moral rights.  In relation to the patents listed in Schedule 2.12(a), Glycosan has obtained from the inventors, by means of employment contracts, other agreements or contracts of assignments from its current and former employees and consultants who are inventors, or through other means, the right to apply for and obtain the patent rights to the inventions that Glycosan does not already own by operation of law.  The patents listed in Schedule 2.12(a) are valid and subsisting (or in the case of applications, applied for).

2.13         Licenses.  The Licenses referred to in this Agreement are limited to the Licenses shown on Schedule 2.13(a) and constitute all of the currently in force and key contracts, licenses, and agreements entitling Glycosan to use Intellectual Property owned or licensed by a third party, or entitling third parties to use Glycosan’s Intellectual Property.  Glycosan is not a party to any other currently in-force contract, agreement, understanding, or arrangement for the sale, transfer, assignment, sublicense, termination, amendment, or modification of any of the Licenses or any rights therein.  A current, complete, and accurate copy of each License (including, without limitation, all amendments, supplements, schedules, and exhibits thereto) has previously been delivered to OrthoCyte and BioTime.  Each of the Licenses has been duly authorized, executed and delivered by the parties thereto, and each License is the valid and binding agreement of the parties thereto, enforceable in accordance with its terms.  Each of the Licenses is in full force and effect.  Except as disclosed in Schedule 2.13(b), there exists no breach or default by Glycosan to any of the Licenses, and no act, omission, or other event has occurred, which with or without the passage of time or giving of notice, or both, would constitute a breach or default by Glycosan under any of the Licenses of sufficient materiality to entitle any party to a License to terminate the License or to recover monetary damages against Glycosan.  Except as disclosed in Schedule 2.13(b), there are no existing disputes or disagreements of any kind whatsoever between Glycosan and any licensor or licensee under any of the Licenses.

2.14         Royalties and Other Payments.  Except as provided in the Licenses, the Material Contracts, and the Financial Statements, there are no royalties or other license fees payable by Glycosan.

2.15         No Infringement.  There are no suits, proceedings, or claims pending or threatened against Glycosan which allege any infringement or misappropriation or unauthorized use of any Intellectual Property of any third party.  Except as disclosed in Schedule 2.15, Glycosan has not to its knowledge misappropriated or made any unauthorized or infringing use of any Intellectual Property belonging to any third party.  Glycosan has no knowledge of any infringement or unauthorized use of any of Glycosan’s Intellectual Property by any third party.

2.16         Unfair Competition.  Glycosan has no liability for, and has not engaged in, any practices constituting unfair competition or unfair trade practices, or that are unlawful, under any anti-trust law, or other law or regulation, under the laws of any jurisdiction.

2.17         Confidential Information.  Glycosan has taken all commercially reasonable steps to protect and preserve the confidentiality of all Confidential Information.  As used in this Agreement, Confidential Information (defined in Section 5.2) includes all non-public information of any kind (including, but not limited to, trade secrets) belonging to Glycosan, or belonging to a third party that was obtained by Glycosan under a License or other agreement with a third party that requires Glycosan to preserve and maintain the secrecy and confidentiality of the information.  Glycosan’s use, disclosure, or appropriation of Confidential Information belonging to a third party has been pursuant to the terms of a written agreement between Glycosan and such third party or otherwise in accordance with law.  All current employees of Glycosan having access to Confidential Information have agreements with Glycosan protecting Glycosan’s Confidential Information or proprietary information.  Glycosan does not know of any unauthorized or misappropriation of Glycosan’s Confidential Information by any third party in respect of which Glycosan has not taken any action.

2.18         Material Contracts.  The Material Contracts referred to in this Agreement are limited to the Material Contracts shown on Schedule 2.18(a) and the Licenses.  Except for obligations for the payment of legal and audit fees, the Material Contracts and the Licenses constitute all of the currently in-force contracts and agreements to which Glycosan is a party, that (a) pertain to the purchase and sale of Glycosan’s products, (b) require or obligate Glycosan to pay to any third party more than $25,000 during any calendar year, or (c) entitle Glycosan to receive from any third party more than $25,000 during any calendar year.  Glycosan is not a party to any other currently in-force and key contract or agreement for the sale, transfer, or assignment of any of Glycosan’s products, or rights to use Glycosan’s products, except pursuant to the Material Contracts or Licenses.  Except as disclosed in Schedule 2.18(b), a current, complete, and accurate copy of each Material Contract (including, without limitation, all amendments, supplements, schedules, and exhibits thereto) has previously been delivered to OrthoCyte and BioTime.  Each of the Material Contracts has been duly authorized, executed, and delivered by the parties thereto, and except as disclosed on Schedule 2.18, each Material Contract is the valid and binding agreement of the parties thereto, enforceable in accordance with its terms except to the extent limited by any bankruptcy, insolvency, or similar law affecting the rights of creditors generally.    Except as disclosed in Schedule 2.18(c) and Schedule 2.13(b), (i) there exists no breach or default by Glycosan  under any of the Material Contracts, and no act, omission, or other event has occurred which, with or without the passage of time or giving of notice or both, would constitute a breach or default under any of the Material Contracts of sufficient materiality to entitle any party to a Material Contract to terminate such Material Contract or to recover monetary damages against Glycosan; and (ii) no contract, license, or agreement (a) that pertained to the purchase and sale of Glycosan’s products, (b) that required or obligated Glycosan to pay to any third party more than $25,000 during any calendar year, or (c) that entitled Glycosan to receive from any third party more than $25,000 during any calendar year, has been terminated by another party thereto due to an actual or alleged breach or default by Glycosan.  Except as disclosed in Schedule 2.18(c) and 2.13 (b), there are no existing disputes or disagreements of any kind whatsoever between Glycosan and any party to a Material Contract or License.

2.19         Customer Relations.  There are no existing disputes or disagreements of any kind whatsoever between Glycosan and any of the customers for Glycosan’s products, including, but not limited to, disputes or disagreements regarding payments made or owed, or the quality or performance of any product, other than those that may arise or exist in the ordinary course of business and are not material to Glycosan or its business.

2.20         Permits.  The licenses, permits, certificates, and government authorizations described in Schedule 2.20 (the “Permits”) constitute all of the business and industry related licenses, permits, certificates, and government authorizations necessary to legally conduct the business of Glycosan as now being conducted.  Schedule 2.20 discloses as to Glycosan the Permits held and the jurisdictions that issued the Permits.  All of the Permits held by Glycosan, as reflected on Schedule 2.20, have been legally and validly issued and are, as at Closing, in full force and effect.  The consummation of the sale of the Glycosan Shares to OrthoCyte will not result in the cancellation or termination of any of the Permits.

2.21         Lease.  The lease of Glycosan’s office facility located at 675 Arapeen Drive, Salt Lake City, Utah 84108 (the Lease) is valid, binding, and enforceable in accordance with its terms, and is in full force and effect.  The office and laboratory facilities leased under the Lease are referred to collectively as the Facilities.  A current, complete, and accurate copy of the Lease (including all amendments, supplements, schedules, and exhibits thereto) has previously been delivered to OrthoCyte and BioTime.  There exists no material subsisting breach or default by Glycosan and, any other party to the Lease.  The consummation of the Merger will not result in the cancellation or termination of the Lease.

2.22         Financial Statements.  Glycosan has provided OrthoCyte and BioTime with financial statements and other financial information as follows (the Financial Statements): (a) income statements and balance sheets for Fiscal Years 2007, 2008, 2009, and 2010; and (b) income statements and balance sheets for the month of January 2011.  The Financial Statements are true and fair for the periods presented, and the income statements and balance sheets were prepared in conformity with reasonable accounting principles, consistently applied.  The balance sheets and statements of income included in the Financial Statements fairly present the financial positions of the business and the results of operations at the dates presented and for the periods then ended.  Since September 30, 2010, there has not been any material adverse change in the financial condition, assets, liabilities, revenues, or business of Glycosan.  Since September 30, 2010, Glycosan has not sold or transferred any portion of its assets or property that would be material to Glycosan taken as a whole, except for sales of inventory and transfers of cash in payment of trade payables and other expenses, all in the usual and ordinary course of business.  As of January 31, 2011, Glycosan had no liabilities, indebtedness, or obligations that are not reflected on its January 31, 2011 balance sheet.  Since September 30, 2010 Glycosan has not incurred any liabilities, indebtedness, or obligations other than trade payables and ordinary, recurring accruals arising in the ordinary course of business and consistent with past practices.

2.23         Customers Revenues.  Schedule 2.23 is a true and complete schedule showing the distribution of products, on a product by product basis to each of Glycosan’s customers during the twelve months ended December 31, 2010.

2.24         Products; Services; Warranty Claims.  All products sold, licensed, leased, or delivered by Glycosan to customers and all services provided by Glycosan to customers on or prior to the Closing Date pursuant to any Material Contracts conform in all material respects to applicable contractual commitments and express and implied warranties (to the extent not subject to legally effective express exclusions of warranties), and conform in all material respects to packaging, labeling, advertising, and marketing materials, and to applicable product or service specifications or documentation.  Glycosan has no liability and there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Glycosan giving rise to any material liability relating to the sale of any product or performance of any service by Glycosan pursuant to any Material Contracts, or for replacement or repair of any product, or other damages in connection with the sale of any product or performance of any service by Glycosan pursuant to any Material Contracts, in excess of any reserves for such liabilities reflected on the balance sheets included in the Financial Statements.

2.25         Funding of Glycosan.  No current government funding, or funding by or facilities of a university, college, other educational institution, or research center, is being used in the development of any Glycosan Intellectual Property or product, except as disclosed in Schedule 2.25.

2.26         Employees.  Attached hereto as Schedule 2.26, and made a part of this Agreement, is a complete list of the current employees of Glycosan, the current salary, vacation, sick leave, bonuses, if any, and other benefits being paid or provided to each such employee (the Employment Arrangements).  Except as disclosed in Schedule 2.26, Glycosan has no liability to such employees for any accrued wages, vacation, sick leave, bonuses, or other benefits.  A current, complete, and accurate copy of each written employment contract or agreement (including, without limitation, all amendments, supplements, schedules, and exhibits thereto) pertaining to the current employees engaged in the operation of Glycosan’s business (Employment Agreements) has previously been delivered to OrthoCyte and BioTime.  Each of the Employment Agreements has been duly authorized, executed, and delivered by the parties thereto, and each Employment Agreement is the valid and binding agreement of the parties thereto, enforceable in accordance with its terms.  Each of the Employment Agreements is in full force and effect.  There exists no breach or default by Glycosan or any other party to any of the Employment Agreements.  Except as disclosed in Schedule 2.26, since September 30, 2010, Glycosan has not granted any bonus or approved any increase in salary or other benefits to any of its current employees, or amended any Employment Agreements or Employment Arrangements, or entered into any new Employment Agreements or Employment Arrangements.  All current employees who require a valid employment pass or other required permit entitling such employee to work in the United States are in possession of such valid pass or permit.

2.27         Employee Benefit Plans.  Except as indicated on Schedule 2.27, there are no pension, profit sharing, retirement, health insurance, disability, life insurance, stock option, stock ownership, stock purchase, phantom stock, stock appreciation right, or similar compensation or benefit plan (collectively hereinafter referred to as Employee Benefit Plans) in effect with respect to any of the current employees of Glycosan.  None of the Employee Benefit Plans are pension, profit sharing, or deferred compensation benefits subject to the Employee Retirement Income Security Act, as amended.

2.28         Employee Relations.  There are no existing disputes or disagreements of any kind whatsoever between Glycosan and any party to an Employment Arrangement, including, but not limited to, disputes or disagreements regarding compensation or benefits paid or owed, the meaning of any term or provision of an Employment Agreement or other Employment Arrangement, the enforceability or validity of an Employment Agreement or other Employment Arrangement, or the sufficiency or quality of services provided or performed by any person under any of the Employment Agreements or other Employment Arrangements.  Glycosan has received no notification from any party to an Employment Agreement to the effect that such party intends to exercise any right to terminate, cancel, or decline to renew any Employment Agreement, and Glycosan has no reason to believe that any party to an Employment Agreement has any intention to take any such action.  Glycosan has not considered dismissing any current management or other current senior employee, and no current manager or current senior employee has given or received notice terminating his or her employment where termination will take effect on or after Closing.

2.29         Labor Difficulties.  With respect to all current employees of Glycosan, (i) Glycosan is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and has received no notice that it is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against Glycosan pending or threatened before any government agency or authority; (iii) none of the current employees is represented by any union and no negotiations regarding union representation are ongoing; and (iv) no arbitration proceeding arising out of or under any collective bargaining agreement is pending.  There are no claims pending, or threatened or capable of arising, against Glycosan by any of its current or former employees or workmen or third parties, in respect of an accident or injury which is not fully covered by insurance.

2.30         Dividends and Distributions.  Except for any dividends and distributions that have been legally paid in full prior to September 30, 2010, the board of directors of Glycosan has not (a) declared any dividend or distribution to its shareholders on account of Glycosan Shares of any class or series, or (b) set any record date for the determination of holders of Glycosan Shares of any class or series entitled to receive any dividend or distribution.

2.31         Taxes.  Glycosan has filed when due all federal, state, and local income tax returns, and all other returns with respect to taxes which are required to be filed with the appropriate authorities of the jurisdictions where business is transacted by Glycosan, or where Glycosan owns any property.  All items and entries provided for or reflected in such returns are correct, are made on a proper basis, and are not subject to any adjustment that would result in Glycosan (or OrthoCyte after the Merger) owing any tax, penalties, or interest.  All amounts, if any, required to be paid, as shown on such returns, and all assessments and all other taxes, governmental charges, penalties, interest, and fines due and payable on or before the date of this Agreement, have been paid.  To the best of the knowledge of Glycosan, there are no suits, actions, claims, investigations, inquiries, or proceedings now pending against Glycosan in respect of taxes, governmental charges, or assessments; nor are there any matters under discussion with any governmental authority relating to taxes, governmental charges, or assessments asserted by any such authority.  Where required under any applicable law, Glycosan has withheld from each payment made to each of its current and former employees the amount of all taxes required to be withheld therefrom and has paid the same to the proper tax receiving officers.  Glycosan is not a party to or bound by any tax indemnity, tax sharing, or tax allocation agreement.  All information furnished to the relevant tax authorities or other governmental authorities in any applicable jurisdictions, in connection with the application by Glycosan for any consent or clearance, fully and accurately disclosed in all material respects all facts and circumstances material to the decision of each relevant tax authority or other authority.  Glycosan has not taken any action which has had, or will have on Closing, the result of altering, prejudicing, or in any way disturbing any arrangement or agreement which it has previously had with the relevant tax authority.  Glycosan has not engaged in, or been a party to, any transaction or series of transactions, or scheme or arrangement, of which the purpose or effect was the avoidance, or deferral, or a reduction in the liability to, taxation, except as may be permitted by applicable tax law and regulations.

2.32         Litigation; Investigations.  There are no lawsuits, actions, claims; or any investigations or inquiries by an administrative agency or governmental body; or any legal, administrative, or arbitration proceedings pending or threatened against Glycosan or any of its properties, assets, or business; or to which Glycosan is, or in the case of threatened proceedings might become, a party; or any other lawsuit, action, claim, or proceeding pending, or threatened against Glycosan, and which (a) challenges Glycosan’s right to enter into this Agreement, or challenges any action taken or to be taken, by Glycosan in connection with this Agreement, or (b) if decided adversely to Glycosan could result in the loss of any License, Permit, Material Contract, or patent or (c) could lead to (i) the imposition of any adverse prohibitions, conditions, restrictions, limitations, or requirements on the right of Glycosan to conduct its business in the manner in which such business has been conducted by Glycosan, (ii) the imposition of any material fine, penalty, or sanction, (iii) the refusal or denial to issue or the cancellation, denial, or refusal to renew any Permit held by Glycosan or required for the conduct of any aspect of Glycosan’s business, (iv) to a judgment against Glycosan requiring Glycosan to pay damages or other amounts in excess of $25,000; or (v) fine, penalty, or other sanction has been imposed by any judicial, administrative, or regulatory body or government authority against Glycosan.  There is no outstanding order, writ, injunction, or decree of any court, administrative agency, governmental body, or arbitration tribunal against or affecting Glycosan or any of its properties, assets, Intellectual Property (owned or used under any License), business, or prospects.  Glycosan and/or its current officers, agents, or employees has not, for the purposes of securing any contract for Glycosan, given or offered any (i) bribe, (ii) corrupt or unlawful payment or contribution, or (iii) any other corrupt or unlawful inducement.

2.33         Consents.  No party has a right to terminate any License, Material Contract, the Lease, or any Permit as a result of the Merger, except for such rights as have been or on the Closing Date and assuming full satisfaction, without waiver, of the conditions to Closing set forth in Section 4.3(b), will have been waived in writing.

2.34         Disclosure.  The information furnished or to be furnished by Glycosan to OrthoCyte and BioTime in the Schedules in connection with the Merger, is true and correct in all material respects.

2.35         Books and Records.  The financial books and records of Glycosan have been prepared and maintained in accordance with reasonable accounting principles, consistently applied, and give a true and fair view of the assets, liabilities, state of affairs, financial position, and results of operation of Glycosan.

2.36         Insurance.  Schedule 2.36 contains a true and correct list and description (including insurer, coverages, deductibles, limitations, and expiration dates) of all material insurance policies (including without limitation, fire and casualty, general liability, theft, life, workers’ compensation, managers and officers errors and omissions, and business interruption) that are maintained by Glycosan or that name Glycosan as an insured (or loss payee), including without limitation those that pertain to the assets or operations of Glycosan.  All such policies are in full force and effect.  No material claim is outstanding by Glycosan under any policy of insurance and there are no circumstances likely to give rise to such a claim.  Nothing has been done or omitted, or has occurred, which could make a policy of insurance taken out by Glycosan void or voidable or is likely to result in an increase in premium.

2.37         Banking and Finance.  Glycosan does not have any bank account (whether in credit or overdrawn) other than its bank accounts at the banks disclosed in Schedule 2.37 and its Financial Statements, and there have been no payments out of or drawings against the said accounts since December 31, 2010, except for payment in the ordinary and proper course of business. Glycosan does not have any liabilities in the nature of borrowings, or in respect of debentures or negotiable instruments, other than cheques drawn in the ordinary course of business on the aforementioned bank accounts, and other than as disclosed in the Financial Statements.  Glycosan is not a party to any loan agreement, facility letter, or other agreement for the provision of credit or financing facilities or any agreement for the sale, factoring, or discounting of debts.

2.38         Insolvency.  No order, nor any petition, other application, or resolution has been made, presented, or passed; nor has any meeting convened for the winding-up, judicial management, administration, or receivership of Glycosan been called or taken place; nor are there any grounds on which any person would be entitled to have Glycosan wound up or placed under judicial management, administration, or receivership; nor has any person threatened to present such a petition, or convened or threatened to convene a meeting of Glycosan to consider a resolution, to wind up Glycosan or any other resolutions; nor has any such step been taken in relation to Glycosan under the law relating to insolvency or the relief of debtors.  No receiver, judicial manager, or any other person in similar capacity (including, where relevant, an administrative receiver and manager) has been appointed over the whole or any part of any of the property, assets, and/or undertaking of Glycosan; and there are no grounds on which a petition or an application could be based for the appointment of such a receiver.  No composition in satisfaction of the debts of Glycosan, scheme of arrangement of its affairs, or compromise or arrangement between Glycosan and its respective creditors, has been proposed, sanctioned, or approved.  No distress, distraint, charging order, garnishee order, execution, or any other process has been levied or applied for in respect of the whole or any part of any of the property, assets, and/or undertaking of Glycosan.  Save as disclosed in the Financial Statements, no material event, or intervention or notice by any third party has occurred, that has or may cause, any floating charge created by Glycosan to vest or to become enforceable, nor has any such vesting occurred or such enforcement been processed/pursued.  None of Glycosan has been a party to any transaction with any third party which, in the event of any such third party going into liquidation, bankruptcy, or related process, would cause any such transaction to be set aside or be voidable at the option of any person.

2.39         Contracts, Commitments and Arrangements with Connected Person, etc.  Except as disclosed on Schedule 2.39, there are no existing contracts or arrangements to which Glycosan is a party or in which any of the shareholders or directors of Glycosan, and/or any person connected with, Glycosan or any of the shareholders is interested, whether directly or indirectly.  Except as disclosed on Schedule 2.39, there shall not be outstanding on Closing any material contracts, agreement, arrangements, or understandings (which are legally binding) between Glycosan and any Glycosan Stockholder, or any person connected with any such person, relating to (a) the management of the business of Glycosan, (b) the ownership or transfer of ownership of the assets or capital stock of Glycosan, or (c) the provision, supply, purchase, lease, license, or finance of goods, services, Intellectual Property, real property, or the Facilities, or any part thereof, to or by Glycosan.

2.40         Powers of Attorney.  Except for the powers of attorney granted to patent agents for the conduct of patent matters, Glycosan has not given a power of attorney or any other authority (express, implied, or ostensible) which is still outstanding or effective to any person to enter into any contract, commitment, or obligation, or to do anything on Glycosan’s behalf, other than any authority to current employees to enter into routine trading contracts in the normal course of their duties.

2.41         Maintenance of Records.  The statutory books, books of account, and other records of whatsoever kind of Glycosan are in all material respects up-to-date and maintained in accordance with all applicable legal requirements, and contain in all material respects complete and accurate records of all matters required to be dealt with in such books; all such books and records, and all other documents (including documents of title and copies of all subsisting agreements to which Glycosan is a party), which are the property of Glycosan, or ought to be in its possession are in its possession or under its control; and no notice or allegation that any is incorrect or should be rectified has been received.

2.42         Filing of Financing Statements.  All financing statements with respect to any charges, pledges, liens, mortgages, security interests, or other liens by or in favor of Glycosan have (if appropriate) been filed, recorded, or registered in accordance with the provisions of all applicable laws, comply with the necessary formalities as to filing, recording, registration, or otherwise have complied with the laws and formalities of any other relevant jurisdiction.  The description of collateral or secured property in such documents are complete and accurate in all respects.

2.43         Warranties and Indemnities.  Glycosan has not, or at any time prior to Closing will not have, sold or otherwise disposed of any property, assets, and/or undertakings (other than inventory, trading stock, or other products sold, or services provided, in the ordinary course of business) in circumstances such that Glycosan is, or may be, still subject to any liability (whether contingent or otherwise) under any representation, warranty, or indemnity given or agreed to be given (other than representation, warranty, or indemnity given or agreed to be given in respect of inventory or trading stock, or services provided in the ordinary course of business) on or in connection with such sale or disposal.

2.44         Joint Ventures, Partnerships, etc.  Glycosan is not, and has not agreed to become, a member of any joint venture, consortium, partnership, or other unincorporated association (other than a recognized trade association).  Glycosan is not, and has not agreed to become, a party to any agreement or arrangement of participating with others in any business sharing commissions or other income.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BIOTIME AND ORTHOCYTE

BioTime and OrthoCyte make the Article 3 Warranties for the benefit and reliance of Glycosan and the Glycosan Stockholders.  The Article 3 Warranties are true and correct in all material respects on the date of this Agreement, and are qualified accordingly.  Except in furtherance of the consummation of the Merger, neither BioTime nor OrthoCyte will take any action, or omit or fail to take any act, in any manner within its control, that would cause any of the Article 3 Warranties to be to be untrue in any material respect as of the Closing Date.  BioTime and OrthoCyte hereby jointly and severally represent and warrant as follows:

3.1           Organization.  Each of BioTime and OrthoCyte is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  BioTime and OrthoCyte are duly qualified to conduct their business and are in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary.

3.2           Authority; Enforceability.  Each of BioTime and OrthoCyte has the corporate power and authority to execute and deliver, and to perform all of its obligations under, this Agreement, and BioTime has the power and authority to execute and deliver, and to perform all of its obligations under the Warrant Agreement and the Registration Rights Agreement.  The execution and delivery of this Agreement, the Registration Rights Agreement and the Warrant Agreement (together, the Transaction Documents), and the performance by BioTime and OrthoCyte of their respective obligations under the Transaction Documents, have been duly authorized by all necessary action on the part of the Boards of Directors of BioTime and OrthoCyte.  The Transaction Documents to which BioTime and OrthoCyte are a party are the valid and binding agreements of BioTime or OrthoCyte, enforceable in accordance with its terms, except to the extent limited by any bankruptcy, insolvency, or similar law affecting the rights of creditors generally.  BioTime is the sole shareholder of OrthoCyte, and as such sole shareholder, BioTime has approved the entering into by OrthoCyte of this Agreement and the Merger contemplated hereby.

3.3           No Conflict.  The execution and delivery of this Agreement and the Transaction Documents, and consummation of the transactions contemplated hereunder and thereunder, by BioTime and OrthoCyte do not and will not violate any provisions of (i) any federal or state rule, regulation, statute, or law applicable to BioTime or OrthoCyte or (ii) the terms of any order, writ, or decree of any federal or state court or judicial or regulatory authority or body by which BioTime or OrthoCyte is bound, or (iii) the articles of incorporation or bylaws of BioTime or OrthoCyte.

3.4           Validity of BioTime Shares and Warrants.  The BioTime Shares, when delivered at Closing or from the Escrow, will be duly authorized and validly issued, fully paid, and nonassessable.  The Warrants, when delivered at Closing, will be duly authorized and validly issued.  When issued upon exercise of a Warrant in accordance with the terms of such Warrant, including payment in full of the exercise price, the Warrant Shares will be duly authorized and validly issued, fully paid, and nonassessable.

3.5           Litigation.  There is no action, proceeding, or investigation pending, or any basis therefor or threat thereof, which challenges BioTime’s or OrthoCyte’s right to enter into this Agreement, or challenges any action taken or to be taken, by BioTime or OrthoCyte in connection with this Agreement.

3.6           SEC Documents; Financial Statements.  BioTime has filed all reports required to be filed by it under the Securities Exchange Act of 1934, as amended (the Exchange Act), including pursuant to Section 13(a) or 15(d) thereof, during the two (2) years prior to the date hereof (the foregoing materials being collectively referred to herein as the SEC Reports).  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and contained the financial statements and other information for the periods required by the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of BioTime included in the SEC Reports have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of BioTime as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

3.7           Absence of Certain Changes.  Since December 31, 2010, except as specifically disclosed in the SEC Reports, (i) there has not been any material adverse change in the financial condition, assets, liabilities, revenues, or business of BioTime, (ii) BioTime has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses, and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in BioTime’s financial statements pursuant to GAAP or not required to be disclosed in filings made with the Securities and Exchange Commission, (iii) BioTime has not altered its method of accounting or the identity of its auditors, and (iv) BioTime has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed, or made any agreements to purchase or redeem any shares of its capital stock.

3.8           Listing and Maintenance Requirements.  BioTime has not, in the 12 months preceding the date hereof, received notice from the NYSE Amex to the effect that BioTime is not in compliance with the listing or maintenance requirements of the NYSE Amex.  BioTime meets the requirements for the listing of the BioTime Shares to be issued as Merger Consideration, subject to issuance, on the NYSE Amex, which is the exchange on which the BioTime common stock trades.

ARTICLE 4
CLOSING

4.1           Documents Delivered By Glycosan.  The obligations of BioTime and OrthoCyte hereunder to consummate the Merger are subject to and conditioned upon the delivery by Glycosan of originals of the following documents, on or before the Closing:

(a)           Merger Certificate.  An original of the California Merger Certificate duly executed by Glycosan in conformity with §173 and §1103 of the California Code.

(b)           Officers’ Certificate.  (i) A certified, true copy of the resolutions of the board of directors of Glycosan authorizing and approving the execution and delivery of this Agreement and the consummation of the Merger, certified by the duly elected and incumbent corporate secretary of Glycosan; (ii) a certificate signed by the duly elected and incumbent officers of Glycosan, dated the Closing Date, attesting to such incumbency and as to the veracity of their signatures; and (iii) a certificate executed by the Chief Executive Officer of Glycosan, dated the Closing Date, certifying that the conditions set forth in Section 4.3, other than 4.3(h) and 4.3(i), have been satisfied.

(c)           Good Standing Certificates.  A certificate from the Secretary of State of Delaware, dated not earlier than ten days prior to the Closing Date, attesting to the good standing of Glycosan as a Delaware corporation, and a certificate from the Secretary of State of Utah, dated not earlier than ten days prior to the Closing Date, attesting to the good standing of Glycosan as a foreign corporation qualified to do business in the State of Utah.

(d)           Shareholder List.  A list showing the name and address of each holder of Glycosan Shares and the number of Glycosan Shares of each class and series held by each of them as of the Closing Date.  In the event that the Closing Date shall be a date other than the Effective Date, and if any transfer of Glycosan Shares is registered in the books and records of Glycosan after the Closing Date, Glycosan shall promptly, after the Effective Date, provide BioTime and OrthoCyte with an amended list showing the name and address of each holder of Glycosan Shares and the number of Glycosan Shares of each class and series held by each of them as of the Effective Date.

(e)           Opinion of Counsel.  An opinion of counsel from Ballard Spahr LLP, counsel to Glycosan, in form and substance of that attached as Exhibit H.

(f)           Escrow Agreement.  Two counterparts of the Escrow Agreement, duly executed by Glycosan, and by Fenner R. Weller as the Representative of the Glycosan Stockholders.  The Escrow Agreement so executed shall be accompanied by a stock transfer power, warrant transfer power, and power of attorney appointing the Representative, signed by each Glycosan Stockholder.

(g)           Cash Balances; Liabilities.  A list of all the outstanding and unpaid debts, liabilities, and obligations owing by Glycosan to creditors and third parties as at three Business Days before the Closing Date, 2011, other than future rent obligations arising under the Lease and obligations incurred in the ordinary course of business of Glycosan after January 31, 2011.

4.2           Documents Delivered By OrthoCyte and BioTime.  The obligations of Glycosan hereunder to consummate the Merger are subject to and conditioned upon the delivery by OrthoCyte and BioTime, as applicable, of originals of the following documents, on or before the Closing:

(a)           Certificates of Merger.  One counterpart for each of the following, duly executed by OrthoCyte and BioTime: (i) Certificate of Merger for the State of Delaware; and (ii) Certificate of Merger for the State of California.

(b)           Warrant Agreement.  A copy of the Warrant Agreement duly executed by BioTime.

(c)           BioTime’s Secretary’s Certificates.  (i) A certified, true copy of the resolutions of the board of directors of BioTime authorizing and approving the execution and delivery of this Agreement and the consummation of the Merger (including the issuance of the BioTime Shares and Warrants), certified by the duly elected and incumbent corporate secretary of BioTime; (ii) a certificate signed by the duly elected and incumbent officers of BioTime, dated the Closing Date, attesting to such incumbency and as to the veracity of their signatures; and (iii) a certificate executed by the Chief Executive Officer of BioTime, dated the Closing Date, certifying that the conditions set forth in Section 4.4, other than Section 4.4(e) insofar as it relates to the Glycosan Stockholder approval, have been satisfied.

(d)           Good Standing Certificates.  Certificate from the Secretary of State of California, each dated not earlier than ten days prior to the Closing Date, attesting to the good standing of BioTime and of OncoCyte as California corporations.

(e)           OrthoCytes’s Secretary’s Certificates.  (i) A certified, true copy of the resolutions of the board of directors of OrthoCyte authorizing and approving the execution and delivery of this Agreement and the consummation of the Merger, certified by the duly elected and incumbent corporate secretary of OrthoCyte; (ii) a certificate signed by the duly elected and incumbent officers of OrthoCyte, dated the Closing Date, attesting to such incumbency and as to the veracity of their signatures; and (iii) a certificate executed by the Chief Executive Officer of OrthoCyte, dated the Closing Date, certifying that the conditions set forth in Section 4.4, other than Section 4.4(e) insofar as it relates to the Glycosan Stockholder approval, have been satisfied.

(f)           Escrow Agreement.  Two counterparts of the Escrow Agreement, duly executed by OrthoCyte and the Escrow Agent.

(g)           Registration Rights Agreement.  One counterpart of the Registration Rights Agreement, duly executed by BioTime.

4.3           Conditions to OrthoCyte’s and BioTime’s Obligation to Close.  The obligations of OrthoCyte and BioTime hereunder to consummate the Merger are subject to the satisfaction of the following conditions on or before the Closing Date.

(a)           Glycosan Stockholder Approval.  The Glycosan Stockholders shall approved to the Merger pursuant to this Agreement by the vote at the Meeting or by written consent as required by the Delaware Law and the Certificate of Incorporation of Glycosan.  Glycosan Stock entitled, in the aggregate, to not more than 2.75% of the Merger Consideration in the Merger shall qualify as Dissenting Shares.

(b)           Third Party Approval.  Glycosan shall have obtained, subject only to consummation of the Merger, all approvals or waivers necessary for Glycosan to validly assign the Material Contracts and Licenses to OrthoCyte upon the Effective Date.

(c)           Delivery of Documents.  OrthoCyte shall have received all of the documents required to be delivered to OrthoCyte under Section 4.1.

(d)           Filing of Certificates of Merger.  Glycosan shall have filed the Certificate of Merger for the State of Delaware with the Delaware Department of Corporations.

(e)           Representations and Warranties.  The Article 2 Warranties shall be true and correct in all material respects on and as of the Closing Date(or if made as of a specific date, at and as of such date) with the same effect as though such representations and warranties had originally been made as of the Closing.

(f)           Performance.  Glycosan shall have performed and complied, in all material respects, with all agreements, obligations, and conditions that it is required to perform or comply with under this Agreement, on or before the Closing Date.

(g)           Lawsuits.  No lawsuit, proceeding, or investigation shall have been commenced by any governmental authority on any grounds to restrain, enjoin, or hinder the consummation of the transactions contemplated by this Agreement.

(h)           Listing Approval.  The NYSE Amex shall have approved the listing of the BioTime Shares and the Warrant Shares on a when issued basis.

(i)           Compliance with Securities Laws.  The sale and issuance of the BioTime Shares and Warrants shall be (a) exempt from registration under the Securities Act, and (b) exempt from registration, qualification, or other regulation under the laws of any state of the United States and any country in which any Glycosan Stockholder resides.

4.4           Conditions to Glycosan’s Obligation to Close.  The obligations of Glycosan hereunder to consummate the Merger are subject to the satisfaction of the following conditions on or before the Closing Date.

(a)           Delivery of Documents.  OrthoCyte shall have delivered all of the documents required to be delivered under Section 4.2 to Glycosan.

(b)           Filing of Certificate of Merger.  OrthoCyte shall have filed (or made adequate arrangements for the filing of) the Certificate of Merger with the Secretary of State of the State of California.

(c)           Representations and Warranties.  The Article 3 Warranties shall be true and correct in all material respects on and as of the Closing Date (or if made as of a specific date, at and as of such date) with the same effect as though such representations and warranties had originally been made as of the Closing.

(d)           Performance.  OrthoCyte and BioTime shall have performed and complied, in all material respects, with all agreements, obligations, and conditions that it is required to perform or comply with, on or before the Closing Date.

(e)           Shareholder Approval.  The shareholder(s) of OrthoCyte and the shareholders of Glycosan shall have each approved of the Merger.

(f)           Offer Letters.  The employees of Glycosan listed on Schedule 4.4(f) shall have received from OrthoCyte offer letters or employment contracts duly executed by OrthoCyte in substantially the forms set forth on Exhibit F attached hereto with regard to their employment with OrthoCyte and/or BioTime following the Closing in the respective positions therein provided, and the offers embodied therein shall have become binding and enforceable against BioTime and OrthoCyte, as applicable, subject only to acceptance by such employees and their execution and delivery of their respective employment agreements reflecting the terms of their respective Offer Letters and such additional terms and conditions as BioTime may require, consistent with its employment policies and practices, and the same shall not have been revoked, withdrawn or amended.

4.5           Commercially Reasonable Efforts.  From the date of this Agreement to the Closing, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things, in each case necessary or advisable to permit the consummation of the Merger and the other transactions contemplated hereby, including (i) obtaining any consents, authorizations, Shareholder Questionnaires, approvals, permits, licenses, or governmental authorizations, estoppel certificates and filings under any applicable Law required to be obtained or made by either of them which may be necessary or appropriate to permit the consummation of the Merger and the other transactions contemplated hereby, (ii) ensuring that its representations and warranties remain true and correct in all material respects through the Closing Date and (iii) ensuring that the conditions to the obligations of the other Parties to consummate the Merger are satisfied.  .

ARTICLE 5
ADDITIONAL COVENANTS

5.1           Further Assurances.  Glycosan will execute, acknowledge, deliver, file, and record such additional certificates, deeds, instruments, notices, and documents; and will take such additional actions as BioTime and OrthoCyte may reasonably request on or after the date of this Agreement to effect, complete, or perfect the Merger and the vesting of title of the assets of Glycosan in OrthoCyte.  OrthoCyte and BioTime will each execute, acknowledge, deliver, file, and record such additional certificates, instruments, notices, and documents; and will take such additional actions as Glycosan may reasonably request on or after the date of this Agreement to effect, complete, or perfect the Merger, and the issuance of the BioTime Shares and Warrants to the Glycosan Stockholders.

5.2           Confidentiality.  Glycosan agrees that it will not disclose to any person or entity (other than the officers and directors of OrthoCyte or BioTime) for any reason, or otherwise use, any Confidential Information which Glycosan may have acquired with respect to the business of OrthoCyte, or BioTime prior to or after the date of this Agreement, without the prior written consent of BioTime and OrthoCyte.  OrthoCyte and BioTime agree that they will not, nor will either of them, disclose to any person or entity (other than the officers and directors of Glycosan) for any reason, or otherwise use, any Confidential Information which OrthoCyte or BioTime may have acquired with respect to the business of Glycosan prior to or after the date of this Agreement but prior to the Merger, without the prior written consent of Glycosan.  Confidential Information means all information that includes or pertains to: (a) the formulation, composition, or methods of manufacture of any product; (b) the results of any research, testing, or evaluation of any product or technology (including, without limitation, non-public regulatory agency data, pre-clinical and clinical data, medicinal chemistry, test, and analysis results, and other technical information); (c) formulae, processes, the content of Patent Applications, know-how, ideas, unpatented inventions, and research protocols; (d) research and development plans and programs; (e) business methods and strategies; (f) business planning, marketing plans, and customer lists; (g) accounting, income tax, and financial information; (h) the terms of contracts and licenses, proposed contracts, licenses, and other business arrangements with third parties; and (i) information concerning the compensation of employees and consultants.  This restriction shall continue to apply for three years after Closing but shall not apply to any Confidential Information which was or is:

(a)           already, or may hereafter be, in the public domain other than arising from a breach of this Section 5.2;

(b)           lawfully obtained by the Party receiving the Confidential Information from a third party, where the third party was not known, or was not reasonably thought to be known, to such receiving party to be bound by any obligation to the other Party to maintain the confidentiality of such information;

(c)           required by any laws, rules, or regulations or by any governmental or statutory authority, agency, regulatory body, or its equivalent (including any relevant stock exchange or tax authorities which may be applicable to it and/or its related corporations) or by a court of competent jurisdiction to be disclosed provided that in such event, the relevant Party shall (and shall procure that its relevant related corporations shall) forthwith consult with the other Parties on the form and content of the announcement or the disclosure (as the case may be) prior to making the announcement or disclosure (as the case may be); or

(d)           disclosed to the professional advisers of the respective Parties;

(e)           required to be disclosed or used to vest the full benefit of this Agreement in Glycosan or OrthoCyte.

5.3           Public Announcements. Except as may be required to be disclosed pursuant to applicable law, Glycosan agrees that prior to Closing it will not make any announcement in connection with this Agreement or disclose the terms of this Agreement to anyone other than its officers, directors, shareholders, attorneys, accountants and parties to Material Contracts or Licenses whose consent to the assignment of the Material Contract or License through the Merger is required or reasonably necessary, unless BioTime and OrthoCyte shall have given its prior written consent to such announcement or disclosure.  In the case of any proposed announcement or disclosure to persons other than those described in the immediately preceding sentence, Glycosan shall provide BioTime and OrthoCyte with a copy of the proposed announcement or disclosure not less than ten (10) days prior to the date that Glycosan proposes to make the announcement or disclosure.  Glycosan represents and warrants to BioTime and OrthoCyte that Glycosan is not presently subject to any law, regulation, or judicial order requiring it to make any public announcement or disclosure of this Agreement or the Merger.

5.4           Tax Free Reorganization   Each of the BioTime, OrthoCyte, and Glycosan shall use its or their commercially reasonable efforts to cause the Merger to constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), for federal income tax purposes (a “Tax-Free Reorganization”).  None of the aforementioned parties has taken or will, either before or after consummation of the Merger, take any action which, to the knowledge of such party, would cause, nor will any of the aforementioned parties fail to perform, or otherwise breach, this Agreement in any way which would cause, or in either case result in, the Merger to fail to constitute a Tax-Free Reorganization.  Unless otherwise required by Law, each party shall (i) report the Merger on all Tax Returns and filings as a Tax-Free Reorganization, and (ii) not take any position or action that is inconsistent with the characteristics of the Merger as a Tax-Free Reorganization in any audit, administrative proceeding, litigation or otherwise.

ARTICLE 6.
MISCELLANEOUS

6.1           Governing Law.  This Agreement shall be construed and governed in all respects by the laws of the state of California without regard to principles of conflicts of laws.

6.2           Service of Process in Delaware.  OrthoCyte agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Glycosan, as well as for enforcement of any obligation of OrthoCyte arising from the Merger, including any suit or other proceeding to enforce the right of any Dissenting Shareholder as determined in appraisal proceedings pursuant to §262 of the Delaware General Corporation Law.  OrthoCyte irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such suit or other proceedings.  A copy of such process shall be mailed by the Secretary of State of Delaware to OrthoCyte at the address shown in Section 6.5 for the delivery of notices to OrthoCyte.

6.3           Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors, and administrators of each Party to this Agreement; provided, that no Party may assign its rights or obligations under this Agreement without the express prior written consent of the other Parties.

6.4           Entire Agreement; Termination; Amendment.

(a)           This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter of this Agreement at the date of this Agreement, to the exclusion of any terms implied by law which may be excluded by contract, and supersedes any previous written or oral agreement among Glycosan, BioTime, and OrthoCyte in relation to the Merger.  This Agreement and any term of this Agreement may be amended, waived, discharged, or terminated only by a written instrument signed by the Parties.

(b)           At any time prior to the Effective Date, this Agreement may be terminated:

(i)          by the written consent of Glycosan and BioTime;

(ii)         by either BioTime or Glycosan if the Merger has not been consummated by April 15, 2011; provided that the right of a Party to terminate this Agreement pursuant to this clause shall not be available to any Party whose breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such date;

(iii)        by OrthoCyte, if Glycosan has breached in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach of failure to perform (i) would give rise to a failure of a condition set forth in Section 4.3(e) or (f) and (ii) has not been cured by Glycosan within 20 Business Days after the giving of written notice thereof from OrthoCyte; or

(iv)        by Glycosan, if BioTime or OrthoCyte has breached in any material respect any of their respective representations, warranties or covenants contained in this Agreement, which breach of failure to perform (i) would give rise to a failure of a condition set forth in Section 4.4(c), (d) or (f) and (ii) has not been cured within 20 Business Days after the giving of written notice thereof from Glycosan.

(c)           The Parties, upon and with the approval of their respective boards of directors, may amend this Agreement at any time prior to the Effective Date, provided that an amendment made subsequent to the adoption of this Agreement by the stockholders of any Party shall not (i) alter or change the amount or kind of BioTime Shares, Warrants, or cash in lieu of fractional BioTime Shares to be received on conversion of all or any of the shares of any class or series of Glycosan in the Merger, (ii) alter or change any term of the articles of incorporation of OrthoCyte as the surviving corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of Glycosan Shares, unless such amendment is approved by a vote of the Glycosan Shares on the same basis as may have been required to approve this Agreement prior to such amendment.

6.5           Notices, etc.  All notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed given when delivered by hand, messenger, or next business day air freight service, in any case addressed as follows:

To BioTime:	BioTime, Inc.
1301 Harbor Bay Parkway, Suite 100
Alameda, California 94502
Attention: Michael D. West, President

with a copy to:	Richard S. Soroko, Esq.
Thompson, Welch, Soroko & Gilbert LLP
201 Tamal Vista Blvd.
Corte Madera, California 94925

To OrthoCyte:	OrthoCyte Corporation
1301 Harbor Bay Parkway, Suite 100
Alameda, California 94502
Attention: Michael D. West, President

with a copy to:	Richard S. Soroko, Esq.
Thompson, Welch, Soroko & Gilbert LLP
201 Tamal Vista Blvd.
Corte Madera, California 94925

To Glycosan:	Glycosan BioSystems, Inc.
675 Arapeen Drive
Salt Lake City, Utah 84168
Attn: William P Tew, Ph.D, President

with a copy to:	Douglas M. Fox, Esq.
Ballard Spahr, LLP
300 East Lombard Street Suite 1800
Baltimore, Maryland 21202

Any Party may change its address for the purpose of this Section by giving notice to each other Party in accordance with this Section.

6.6           Delays and Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any Party to this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power, or remedy of such Party, nor shall such delay or omission be construed to be a waiver of, or an acquiescence in, any such breach or default or any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent, or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be made in writing, as provided in Section 6.4, and shall be effective only to the extent specifically set forth in such writing.

6.7           Expenses.  Each Party shall bear their own expenses incurred on their behalf with respect to this Agreement and to the transactions contemplated by this Agreement.

6.8           No Brokers or Finders Fees.  Glycosan warrants to BioTime and OrthoCyte that no person is entitled to receive any fee, commission, or other compensation from Glycosan, as a broker, finder, or otherwise, in connection with the execution and delivery of this Agreement or the consummation of the Merger.

6.9           Titles and Subtitles.  The titles or headings of the Articles and Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

6.10         Schedules and Exhibits.  References to Schedules and Exhibits are references to the Schedules and Exhibits attached to this Agreement.  All Schedules are an integral part of the transactions effected by or under this Agreement.

6.11         Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, each such unenforceable provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if each such unenforceable provision were so excluded; the balance of this Agreement as so interpreted shall be enforceable in accordance with its terms.

6.12         Time of the Essence.  Time shall be of the essence of this Agreement both as regards any dates and periods mentioned and as regards any dates and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Parties.

6.13          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  Counterparts of this Agreement may be transmitted by facsimile, electronic mail, or other electronic means and, upon receipt, shall be deemed an original; provided that, upon demand of the recipient, the sender shall mail or deliver an originally signed copy within a reasonable time of such demand.

6.14          Interpretation and Certain Definitions.  In this Agreement, unless the context otherwise requires, the definitions in this Section 6.14 apply throughout this Agreement:

(a)           The sign $ means the lawful currency of the United States of America.

(b)           Article 2 Warranties means the representations and warranties as set out in Article 2.

(c)           Article 3 Warranties means the representations and warranties as set out in Article 3.

(d)           BioTime Disclosure Documents means the following reports filed by BioTime with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended: most recent Annual Report on Form 10-K; definitive proxy statement for BioTime's most recent annual meeting of shareholders; and each Quarterly Reports on Form 10-Q and each Current Report on Form 8-K filed by BioTime after the filing of its most recent Annual Report on Form 10-K.

(e)           Business Day means a day on which commercial banks are open for business in San Francisco, California (excluding Saturdays, Sundays and Federal public holidays).

(f)           California Code means the California Corporations Code, as in effect during the term of this Agreement.

(g)           Delaware Law means the Delaware General Corporations Law, as in effect during the term of this Agreement.

(h)           Glycosan Disclosure Documents means the following documents (i) a copy of this Agreement, (ii) a summary of the principal terms under which Glycosan Shares will be converted into BioTime Shares and Warrants in the Merger; (iii) the Financial Statements, as defined in Section 2.22, and (iv) a summary of Glycosan’s business.

(i)           Glycosan Shares means collectively, all the issued shares of capital stock of Glycosan (including the Glycosan common stock and each series of Glycosan preferred stock).

(j)           Party or Parties means individually any of OrthoCyte, BioTime, or Glycosan, and collectively all of OrthoCyte, BioTime and Glycosan.

(k)          Glycosan Stockholder means any holder of record of Glycosan Shares.

(l)           Glycosan Stockholders Agreement means the Stockholders Agreement originally dated April 25, 2007, and originally by and among Glycosan and certain original Glycosan Stockholders, as amended to date and to which some or all subsequent Glycosan Stockholders have become and are a party.

(m)          Warranties means collectively the Article 2 Warranties and the Article 3 Warranties.

(n)           The headings are for convenience only and shall not affect the interpretation of this Agreement.

(o)           Unless the context otherwise requires or permits, references to the singular number shall include references to the plural number and vice versa; references to natural persons shall include any company, limited liability partnership, partnership, business trust or unincorporated association (whether or not having separate legal personality); references to a company shall include any company, corporation, or any body corporate, wherever incorporated; and words denoting any gender shall include all genders.

(p)           The words “include” or “including” shall be construed as incorporating also “but not limited to” or “without limitation”.

6.15         Third Party Beneficiaries; Obligations.  This Agreement is for the sole benefit of the Parties and their permitted successors and assigns; provided, however, that from and after the Effective Time the Glycosan Stockholders (or then former stockholders as the case may be) shall be deemed third-party beneficiaries of the rights and privileges of Glycosan and the obligations of OrthoCyte and BioTime created under this Agreement.  BioTime shall cause OrthoCyte to perform, and shall be responsible for the performance of OrthoCyte of the obligations of OrthoCyte hereunder as contemplated hereby, and the Obligations of BioTime and OrthoCyte hereunder are and shall be joint and several.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BIOTIME, INC.		GLYCOSAN BIOSYSTEMS, INC.
a California corporation		a Delaware corporation

By:	/s/Michael D. West	By:	/s/William P. Tew
Name:	Michael D. West	Name:	William P. Tew, Ph.D.
Title:	Chief Executive Officer	Title:	Chief Executive Officer

By:	/s/Judith Segall	By:
Name:	Judith Segall	Name:
Title:	Secretary	Title:	Secretary

ORTHOCYTE CORPORATION
a California corporation

By:	/s/Michael D. West
Name:	Michael D. West
Title:	Chief Executive Officer

By:	/s/Robert W. Peabody
Name:	Robert W. Peabody
Title:	Secretary

FOR THE PURPOSES OF ARTICLE 1.15 ONLY:

STOCKHOLDER REPRESENTATIVE

/s/Fenner R. Weller
Fenner R. Weller

Schedule No.	Document	Description
1.6		References Glycosan employee stock option to be converted into BioTime stock option
2.3(a)	Capitalization Table	Summarize information regarding issued capital stock of Glycosan
2.3(b)		Summaizes information concerning Glycosan stock options
2.6		Discloses security interest in Glycosan assets
2.8		Discloses no patents issued or pending
2.9	List of Glycosan trademarks	Lists of Glycosan trademarks
2.10	List of Glycosan internet domain names	List of Glycosan internet domain names
2.11	List of publications	List of publications referencing Glycosan licensed technology or products
2.12(a)		References Glycosan Standard Operating Procedures and Master Manufacturing Batch Records
2.13(a)		References License Agreement between Glycosan and the University of Utah Research Foundation and amendments thereto
2.13(b)		States that there is no breach or default by Glycosan under License Agreement with University of Utah Research Foundation entitling the licensor to terminate the license or recover monetary damages
2.15		Discloses no lawsuits, proceedings or claims concerning infringement, misappropriation, or unauthorized use of intellectual property

2.18(a)-(c)	List of distribution agreements	Lists and discloses certain information concerning Glycosan distribution agreements and other contracts
2.20	Utah State Sales Tax License	Utah State Sales Tax License
2.23		References information concerning Glycosan customers and products sold during 2010
2.25	List of grants	Lists certain SBIR grants and applications
2.26	List of employee benefit plans	List of employee benefit plans
2.17	List of employee benefit plans	List of employee benefit plans
2.36		Summarizes certain insurance coverage
2.37		Discloses Glycosan bank accounts
2.39		References Glycosan employment agreements and stockholder agreement, and loan from a Glycosan officer and director

Exhibit No.	Document	Description
Exhibit A	California Merger Certificate	Form of Certificate to be filed with California Secretary of State to consummate merger
Exhibit B	Delaware Merger Certificate	Form of Certificate to be filed with Delaware Secretary of State to consummate merger
Exhibit C	Warrant Agreement	Form of Warrant Agreement governing warrants to be issued to Glycosan stockholders in the merger
Exhibit D	Escrow Agreement	Form of Escrow Agreement among Glycosan, BioTime and Wells Fargo Bank, N.A.

Exhibit E	Registration Rights Agreement	Form of Registration Rights Agreement under which BioTime will agree to register BioTime common shares and warrants under the Securities Act of 1933, as amended
Exhibit F	Employment Agreement/Offer Letters	Form of Employment Agreement and Offer Letters under which OrthoCyte Corporation will offer employment to certain Glycosan employees
Exhibit G	Shareholder Questionnaire	Form of Shareholder Questionnaire regarding qualification of Glycosan stockholders as accredited investors and investment representations
Exhibit H	Opinion of Counsel	Matters to be opined on by Glycosan’s counsel
The above-listed schedules and exhibits were omitted pursuant to Item 601(b)(2) of Regulation S-K.  BioTime agrees to furnish supplementally to the Commission, upon request, a copy of any omitted schedule or exhibit.